Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

www.airproducts.com

Air Products Reports Fiscal 2015 Fourth Quarter EPS Up 10* Percent

•	Quarterly EPS of $1.82* up 10* percent versus prior year, and fiscal 2015 EPS of $6.57* up 14* percent versus prior year on a non-GAAP diluted basis, despite significant currency headwinds

•	Quarterly adjusted EBITDA margin of 32.1* percent up 350* basis points, and ROCE of 12.4* percent up 140* basis points versus prior year

•	Quarterly EPS of $1.58 versus prior year of $0.47, and fiscal 2015 EPS of $5.88 versus prior year of $4.59 on a continuing operations GAAP diluted basis

•	Announced intention to separate Materials Technologies business through a tax-free spin-off

•	Key wins with major customers, including projects in Saudi Arabia, Korea, United States

•	Fiscal 2016 EPS guidance of $7.25* to $7.50*, up 10* to 14* percent versus fiscal 2015, and fiscal 2016 first quarter EPS guidance of $1.65* to $1.75* up six* to 13* percent versus prior year

LEHIGH VALLEY, Pa. (October 29, 2015) – Air Products (NYSE: APD) today reported net income of $397* million, up 11* percent versus prior year, and diluted earnings per share (EPS) of $1.82*, up 10* percent versus prior year for its fiscal fourth quarter ended September 30, 2015.

On a GAAP basis, net income and diluted EPS from continuing operations were $345 million and $1.58, respectively, for the quarter.

* The results and guidance in this release, unless otherwise indicated, are based on non-GAAP continuing operations. A reconciliation of GAAP to non-GAAP results can be found at the end of this release.

Fourth quarter sales of $2,449 million decreased nine percent from the prior year on seven percent unfavorable currency and three percent lower energy pass-through. Volumes were unchanged as Industrial Gases – Asia growth continued and the LNG business posted another solid quarter, while Materials Technologies and Industrial Gases – Americas volumes were lower.

Operating income of $515 million increased nine percent versus prior year, and operating margin of 21 percent improved 340 basis points, driven by higher pricing and good cost performance. Adjusted EBITDA of $785 million increased two percent over prior year, and EBITDA margin of 32.1 percent improved 350 basis points, reflecting strong operating leverage.

For fiscal 2015, sales of $9.9 billion decreased five percent versus prior year. Underlying sales increased by three percent on two percent higher volumes, driven by Industrial Gases – Asia and Materials Technologies, and one percent higher pricing. Operating income of $1.9 billion increased 14 percent, and operating margin of 19 percent improved 310 basis points. Adjusted EBITDA of $3.0 billion improved eight percent and EBITDA margin of 30.1 percent improved 360 basis points. ROCE of 11.3 percent was up 150 basis points.

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Commenting on the quarter, Seifi Ghasemi, chairman, president and chief executive officer, said, “The people of Air Products excelled again this quarter, delivering significant profit improvement in spite of increasingly challenging economic conditions around the globe. Compared to last year, EPS in the fourth quarter increased 10 percent, EBITDA margins were up 350 basis points to 32.1 percent, and operating margin of 21 percent was another record. For the year, EPS of $6.57 was above the top of our original guidance despite a significant currency headwind of about 40 cents. We delivered this performance while improving safety, completing the most significant organizational change in Air Products’ 75-year history, winning a number of important projects with major customers around the world, and announcing the separation of our Materials Technologies business. We made significant progress on our five-point plan this year, and this strong performance is a testament to our people’s hard work and their commitment to move Air Products forward.”

Fourth Quarter Results by Business Segment:

•

Industrial Gases – Americas sales of $902 million decreased 13 percent versus prior year, as lower energy pass-through reduced sales by nine percent and currency reduced sales by four percent. Underlying sales were flat, as two percent higher pricing offset two percent lower volumes. Operating income of $209 million decreased five percent and adjusted EBITDA of $330 million decreased three percent, as unfavorable currency and lower energy pass-through more than offset the benefits of restructuring actions. Record operating margin of 23.1 percent improved 190 basis points, and record EBITDA margin of 36.6 percent improved 370 basis points over prior year.

•

Industrial Gases – Europe, Middle East, and Africa (EMEA) sales of $460 million declined 12 percent versus last year, driven by unfavorable currency. Underlying sales were up two percent, with pricing and volumes each up one percent. Operating income of $91 million decreased two percent from the prior year, as strong pricing and cost performance were offset by unfavorable currency. On a constant currency basis, operating income was up 11 percent. Record operating margin of 19.7 percent increased 190 basis points, and record EBITDA margin of 32.9 percent increased 220 basis points over the prior year, driven by the benefits of restructuring actions. Adjusted EBITDA of $151 million decreased five percent versus prior year.

•

Industrial Gases – Asia sales of $428 million increased seven percent versus prior year, as 15 percent volume growth, primarily from new plants, was partially offset by seven percent unfavorable currency. Operating income of $104 million increased 44 percent, and operating margin of 24.4 percent improved 620 basis points over prior year due to higher volumes from the new plants and strong cost performance. Adjusted EBITDA of $165 million increased 17 percent, and EBITDA margin of 38.5 percent increased 330 basis points.

•

Materials Technologies sales of $490 million decreased 13 percent versus the prior year as positive pricing of two percent was more than offset by 11 percent lower volumes, and four percent unfavorable currency. Electronics Materials underlying sales declined nine percent from the prior year on significantly lower delivery systems. Excluding delivery systems, Electronics Materials underlying sales would have been up 15 percent versus prior year. Performance Materials underlying sales decreased eight percent from the prior year on lower volumes. Operating income was $116 million, and operating margin of 23.8 percent was up 160 basis points. Adjusted EBITDA was $140 million, and EBITDA margin of 28.5 percent was up 130 basis points. For the fiscal year, Materials Technologies sales of $2,087 million were up one percent, adjusted EBITDA of $572 million was up 19 percent, and EBITDA margin of 27.4 percent was up 410 basis points.

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Non-GAAP results for the company exclude a pre-tax charge of $59 million, or $0.24 per share. Details are provided in the footnotes to the financial statements.

Outlook

The capital expenditure forecast for fiscal year 2016 is between $1.5 billion and $1.6 billion.

Air Products expects fiscal 2016 first quarter EPS from continuing operations to be between $1.65 and $1.75 per share, up six to 13 percent versus prior year, and fiscal 2016 EPS of $7.25 to $7.50 per share, up 10 to 14 percent over prior year.

Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Time on October 29 by calling 719-457-2654 and entering passcode 513902, or access the Event Details page on Air Products’ Investor Relations web site.

About Air Products

Air Products (NYSE:APD) is a world-leading Industrial Gases company celebrating 75 years of operation. The company’s core Industrial Gases business provides atmospheric and process gases and related equipment to manufacturing markets, including refining and petrochemical, metals, electronics, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment. The company’s Materials Technologies business, which Air Products intends to spin-off by September 2016, serves the semiconductor, polyurethanes, cleaning and coatings, and adhesives industries.

The company had fiscal 2015 sales of $9.9 billion and was ranked number 284 on the Fortune 500 annual list of public companies. Approximately 20,000 employees in 50 countries strive to make Air Products the world’s safest and best performing Industrial Gases company, providing sustainable offerings and excellent service to all customers. For more information, visit www.airproducts.com.

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NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, global or regional economic conditions and supply and demand dynamics in market segments into which the Company sells; significant fluctuations in interest rates and foreign currencies from that currently anticipated; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; asset impairments due to economic conditions or specific events; the impact of competitive products and pricing; challenges of implementing new technologies; ability to protect and enforce the Company’s intellectual property rights; unexpected changes in raw material supply and markets; the impact of price fluctuations in natural gas and disruptions in markets and the economy due to oil price volatility; the ability to recover increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory investigations; the success of productivity and cost reduction programs; the timing, impact, and other uncertainties of future acquisitions or divestitures; political risks, including the risks of unanticipated government actions; acts of war or terrorism; the impact of changes in environmental, tax or other legislation and regulatory activities in jurisdictions in which the Company and its affiliates operate; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2014. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com

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* Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Millions of dollars unless otherwise indicated, except for share data)

The discussion of fourth quarter and year-to-date results includes comparisons to non-GAAP financial measures, including Adjusted EBITDA and non-GAAP Capital Expenditures. The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate our operating performance and manage our capital expenditures.

We use non-GAAP measures to assess our operating performance by excluding certain disclosed items that we believe are not representative of our underlying business. We believe non-GAAP financial measures provide investors with meaningful information to understand our underlying operating results and to analyze financial and business trends. Non-GAAP financial measures, including Adjusted EBITDA, should not be viewed in isolation, are not a substitute for GAAP measures, and have limitations which include but are not limited to:

•	Our measure excludes certain disclosed items, which we do not consider to be representative of underlying business operations. However, these disclosed items represent costs (benefits) to the Company.

•	Though not business operating costs, interest expense and income tax provision represent ongoing costs of the Company.

•

Depreciation, amortization, and impairment charges represent the wear and tear and/or reduction in value of the plant, equipment, and intangible assets which permit us to manufacture and/or market our products.

•	Other companies may define non-GAAP measures differently than we do, limiting their usefulness as comparative measures.

A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. In evaluating these financial measures, the reader should be aware that we may incur expenses similar to those eliminated in this presentation in the future.

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CONSOLIDATED RESULTS

	Continuing Operations
	Q4					YTD
	Operating Income	Operating Margin		Net Income	Diluted EPS	Operating Income	Operating Margin		Net Income	Diluted EPS
2015 GAAP	$472.2	19.3%		$344.5	$1.58	$1,699.1	17.2%		$1,277.9	$5.88
2014 GAAP	144.1	5.4%		102.5	.47	1,328.2	12.7%		987.1	4.59
Change GAAP	$328.1	1,390	bp	$242.0	$1.11	$370.9	450	bp	$290.8	$1.29
% Change GAAP	228%			236%	236%	28%			29%	28%

2015 GAAP	$472.2	19.3%		$344.5	$1.58	$1,699.1	17.2%		$1,277.9	$5.88
Business restructuring and cost reduction actions (tax impact $7.2 and $54.5)	61.7	2.5%		54.5	.25	207.7	2.1%		153.2	.71
Pension settlement loss (tax impact $2.2 and $7.5)	7.0	.3%		4.8	.02	21.2	.2%		13.7	.06
Business separation costs	7.5	.3%		7.5	.03	7.5	.1%		7.5	.03
Gain on previously held equity interest (tax impact $6.7)	—	—%		—	—	(17.9)	(.2)%		(11.2)	(.05)
Gain on land sales (tax impact $5.3) (A)	(33.6)	(1.4)%		(28.3)	(.13)	(33.6)	(.4)%		(28.3)	(.13)
Loss on early retirement of debt (tax impact $2.4) (B)	—	—%		14.2	.07	—	—%		14.2	.07
2015 Non-GAAP Measure	$514.8	21.0%		$397.2	$1.82	$1,884.0	19.0%		$1,427.0	$6.57

2014 GAAP	$144.1	5.4%		$102.5	$.47	$1,328.2	12.7%		$987.1	$4.59
Business restructuring and cost reduction actions (tax impact $4.5)	12.7	.4%		8.2	.04	12.7	.1%		8.2	.04
Pension settlement loss (tax impact $1.9)	5.5	.2%		3.6	.02	5.5	.1%		3.6	.02
Goodwill and intangible asset impairment charge (C)	310.1	11.6%		275.1	1.27	310.1	3.0%		275.1	1.27
Chilean tax rate change	—	—%		20.6	.10	—	—%		20.6	.10
Tax election benefit	—	—%		(51.6)	(.24)	—	—%		(51.6)	(.24)
2014 Non-GAAP Measure	$472.4	17.6%		$358.4	$1.66	$1,656.5	15.9%		$1,243.0	$5.78

Change Non-GAAP Measure	$42.4	340	bp	$38.8	$.16	$227.5	310	bp	$184.0	$.79
% Change Non-GAAP Measure	9%			11%	10%	14%			15%	14%

(A)	Reflected on the consolidated income statements in “Other income (expense), net.”
(B)	Income from continuing operations before taxes impact of $16.6.
(C)	Noncontrolling interests impact of $33.7 and tax impact of $1.3.

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	QTD
2015 Q4 vs. 2015 Q3	Operating Income	Operating Margin		Net Income	Diluted EPS
2015 Q4 GAAP	$472.2	19.3%		$344.5	$1.58
2015 Q3 GAAP	422.5	17.1%		318.8	1.47
Change GAAP	$49.7	220	bp	$25.7	$.11
% Change GAAP	12%			8%	7%

2015 Q4 GAAP	$472.2	19.3%		$344.5	$1.58
Business restructuring and cost reduction actions (tax impact $7.2)	61.7	2.5%		54.5	.25
Pension settlement loss (tax impact $2.2)	7.0	.3%		4.8	.02
Business separation costs	7.5	.3%		7.5	.03
Gain on land sales (tax impact $5.3) (A)	(33.6)	(1.4)%		(28.3)	(.13)
Loss on early retirement of debt (tax impact $2.4) (B)	—	—%		14.2	.07
2015 Q4 Non-GAAP Measure	$514.8	21.0%		$397.2	$1.82

2015 Q3 GAAP	$422.5	17.1%		$318.8	$1.47
Business restructuring and cost reduction actions (tax impact $19.4)	58.2	2.4%		38.8	.18
Pension settlement loss (tax impact $.6)	1.6	—%		1.0	—
2015 Q3 Non-GAAP Measure	$482.3	19.5%		$358.6	$1.65

Change Non-GAAP Measure	$32.5	150	bp	$38.6	$.17
% Change Non-GAAP Measure	7%			11%	10%

(A)	Reflected on the consolidated income statements in “Other income (expense), net.”
(B)	Income from continuing operations before taxes impact of $16.6.

OPERATING INCOME–CONSTANT CURRENCY BASIS

Industrial Gases–EMEA

Operating income on a constant currency basis equals current year GAAP operating income adjusted for prior period average exchange rates to show the underlying growth rate versus the prior year.

	Three Months Ended 30 September
	2015	2014	% Change
Industrial Gases–EMEA
GAAP Operating Income	$90.8	$92.8	(2)%
Currency Adjustment	12.1	—
Non-GAAP Constant Currency Operating Income	$102.9	$92.8	11%

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ADJUSTED EBITDA

We define Adjusted EBITDA as income from continuing operations (including noncontrolling interests) excluding certain disclosed items, which the Company does not believe to be indicative of underlying business trends, before interest expense, income tax provision, and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance.

Below is a reconciliation of Income from Continuing Operations on a GAAP basis to Adjusted EBITDA:

2015	Q1	Q2	Q3	Q4		Total
Income from Continuing Operations (A)	$337.5	$296.9	$333.2	$350.0		$1,317.6
Add: Interest expense	29.1	23.4	28.2	22.8		103.5
Add: Income tax provision	106.5	87.1	103.5	118.8		415.9
Add: Depreciation and amortization	235.5	233.3	233.0	234.6		936.4
Add: Business restructuring and cost reduction actions	32.4	55.4	58.2	61.7		207.7
Add: Pension settlement loss	—	12.6	1.6	7.0		21.2
Add: Business separation costs	—	—	—	7.5		7.5
Less: Gain on previously held equity interest	17.9	—	—	—		17.9
Less: Gain on land sales (B)	—	—	—	33.6		33.6
Add: Loss on early retirement of debt	—	—	—	16.6		16.6
Adjusted EBITDA	$723.1	$708.7	$757.7	$785.4		$2,974.9

2014	Q1	Q2	Q3	Q4		Total
Income from Continuing Operations (A)	$296.0	$291.5	$323.5	$77.5		$988.5
Add: Interest expense	33.3	31.5	31.3	29.0		125.1
Add: Income tax provision	94.5	92.1	102.1	77.3	(C)	366.0
Add: Depreciation and amortization	234.2	229.1	239.0	254.6		956.9
Add: Business restructuring and cost reduction actions	—	—	—	12.7		12.7
Add: Pension settlement loss	—	—	—	5.5		5.5
Add: Goodwill and intangible asset impairment charge	—	—	—	310.1		310.1
Adjusted EBITDA	$658.0	$644.2	$695.9	$766.7		$2,764.8

(A)	Includes net income attributable to noncontrolling interests.
(B)	Reflected on the consolidated income statements in “Other income (expense), net.”
(C)	Includes an income tax benefit of $51.6 from the favorable impact of a tax election in a non-U.S. subsidiary partially offset by $20.6 of income tax expense from Chilean tax reform.

2015 vs. 2014
Adjusted EBITDA change	$65.1	$64.5	$61.8	$18.7	$210.1
Adjusted EBITDA % change	10%	10%	9%	2%	8%

2015 Q4 vs. 2015 Q3
Adjusted EBITDA change				$27.7
Adjusted EBITDA % change				4%

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Below is a reconciliation of segment Operating Income to Adjusted EBITDA:

	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia		Industrial Gases– Global	Materials Technologies		Energy- from- Waste	Corporate and other	Segment Total

Three Months Ended 30 September 2015
Operating income (loss)	$208.7		$90.8		$104.4		$(1.7)	$116.4		$(2.3)	$(1.5)	$514.8
Add: Depreciation and amortization	106.1		48.6		51.1		2.5	22.8		—	3.5	234.6
Add: Equity affiliates’ income (loss)	15.0		12.0		9.4		(1.0)	.6		—	—	36.0
Adjusted EBITDA	$329.8		$151.4		$164.9		$(.2)	$139.8		$(2.3)	$2.0	$785.4
Adjusted EBITDA margin	36.6%		32.9%		38.5%			28.5%				32.1%

Three Months Ended 30 September 2014
Operating income (loss)	$219.6		$92.8		$72.7		$(18.0)	$124.3		$(2.8)	$(16.2)	$472.4
Add: Depreciation and amortization	105.4		55.4		60.8		2.1	27.4		—	3.5	254.6
Add: Equity affiliates’ income	16.0		11.6		7.4		4.1	.6		—	—	39.7
Adjusted EBITDA	$341.0		$159.8		$140.9		$(11.8)	$152.3		$(2.8)	$(12.7)	$766.7
Adjusted EBITDA margin	32.9%		30.7%		35.2%			27.2%				28.6%
Adjusted EBITDA change	$(11.2)		$(8.4)		$24.0		$11.6	$(12.5)		$.5	$14.7	$18.7
Adjusted EBITDA % change	(3)%		(5)%		17%		98%	(8)%		18%	116%	2%
Adjusted EBITDA margin change	370	bp	220	bp	330	bp		130	bp			350	bp

Twelve Months Ended 30 September 2015
Operating income (loss)	$808.4		$330.7		$380.5		$(51.6)	$476.7		$(10.1)	$(50.6)	$1,884.0
Add: Depreciation and amortization	416.9		194.3		202.9		16.5	92.8		—	13.0	936.4
Add: Equity affiliates’ income (loss)	64.6		42.4		46.1		(.8)	2.2		—	—	154.5
Adjusted EBITDA	$1,289.9		$567.4		$629.5		$(35.9)	$571.7		$(10.1)	$(37.6)	$2,974.9
Adjusted EBITDA margin	34.9%		30.4%		38.4%			27.4%				30.1%

Twelve Months Ended 30 September 2014
Operating income (loss)	$762.6		$351.2		$310.4		$(57.3)	$379.0		$(12.4)	$(77.0)	$1,656.5
Add: Depreciation and amortization	414.4		220.2		205.3		7.1	99.1		—	10.8	956.9
Add: Equity affiliates’ income	60.9		44.1		38.0		5.8	2.6		—	—	151.4
Adjusted EBITDA	$1,237.9		$615.5		$553.7		$(44.4)	$480.7		$(12.4)	$(66.2)	$2,764.8
Adjusted EBITDA margin	30.4%		28.6%		36.3%			23.3%				26.5%
Adjusted EBITDA change	$52.0		$(48.1)		$75.8		$8.5	$91.0		$2.3	$28.6	$210.1
Adjusted EBITDA % change	4%		(8)%		14%		19%	19%		19%	43%	8%
Adjusted EBITDA margin change	450	bp	180	bp	210	bp		410	bp			360	bp

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CAPITAL EXPENDITURES

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases and purchases of noncontrolling interests. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities if the arrangement qualifies as a capital lease. Additionally, the purchase of noncontrolling interests in a subsidiary is reflected as a financing activity in the statement of cash flows.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2015	2014	2015	2014
Capital expenditures – GAAP basis	$400.1	$419.6	$1,653.6	$1,682.2
Capital lease expenditures	16.6	45.6	95.6	202.4
Purchase of noncontrolling interests in a subsidiary	278.4	—	278.4	.5
Capital expenditures – Non-GAAP basis	$695.1	$465.2	$2,027.6	$1,885.1

We expect capital expenditures for fiscal year 2016 to range from $1,500 to $1,600.

OUTLOOK

Guidance provided is on a non-GAAP basis, which excludes the impact of certain items that we believe are not representative of our underlying business.

Diluted EPS
	Q1 FY16	FY16
2015 Non-GAAP	$1.55	$6.57
2016 Non-GAAP Outlook	1.65–1.75	7.25–7.50
Change Non-GAAP	$.10–.20	$.68–.93
% Change Non-GAAP	6%–13%	10%–14%

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RETURN ON CAPITAL EMPLOYED (ROCE)

Return on capital employed is calculated as earnings after-tax divided by average total capital. Earnings after-tax is defined as operating income and equity affiliate income, after tax, at our effective tax rate. On a non-GAAP basis, operating income and taxes have been adjusted for the impact of the disclosed items detailed below. Total capital consists of total debt, total equity, and redeemable noncontrolling interest.

	Three Months Ended			Twelve Months Ended
	30 September			30 September
	2015		2014	2015		2014
Earnings before-tax GAAP	$508.2		$183.8	$1,853.6		$1,479.6
Business restructuring and cost reduction actions	61.7		12.7	207.7		12.7
Pension settlement loss	7.0		5.5	21.2		5.5
Goodwill and intangible asset impairment charge	—		310.1	—		310.1
Business separation costs	7.5		—	7.5		—
Gain on previously held equity interest	—		—	(17.9)		—
Gain on land sales (A)	(33.6)		—	(33.6)		—
Earnings Before-Tax Non-GAAP	$550.8		$512.1	$2,038.5		$1,807.9
Non-GAAP tax adjustment	130.5		122.9	493.3		434.8
Earnings After-Tax Non-GAAP	$420.3		$389.2	$1,545.2		$1,373.1

	2015		2014	2015		2014
Earnings after-tax non-GAAP	$420.3		$389.2	$1,545.2		$1,373.1
Average total capital (B)	13,566.3		14,130.4	13,725.4		14,019.4
ROCE	12.4%		11.0%	11.3%		9.8%
Change	140	bp		150	bp

(A)	Reflected on the consolidated income statements in “Other income (expense), net.”
(B)	The three month and fiscal year averages consider two-quarters and five-quarters, respectively.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars, except for share data)	2015	2014	2015	2014
Sales	$2,449.4	$2,677.0	$9,894.9	$10,439.0
Cost of sales	1,697.1	1,932.4	6,944.1	7,634.6
Selling and administrative	200.4	243.0	941.7	1,059.3
Research and development	33.3	40.9	138.8	141.4
Business restructuring and cost reduction actions	61.7	12.7	207.7	12.7
Pension settlement loss	7.0	5.5	21.2	5.5
Goodwill and intangible asset impairment charge	—	310.1	—	310.1
Business separation costs	7.5	—	7.5	—
Gain on previously held equity interest	—	—	17.9	—
Other income (expense), net	29.8	11.7	47.3	52.8
Operating Income	472.2	144.1	1,699.1	1,328.2
Equity affiliates’ income	36.0	39.7	154.5	151.4
Interest expense	22.8	29.0	103.5	125.1
Loss on early retirement of debt	16.6	—	16.6	—
Income from Continuing Operations before Taxes	468.8	154.8	1,733.5	1,354.5
Income tax provision	118.8	77.3	415.9	366.0
Income from Continuing Operations	350.0	77.5	1,317.6	988.5
Income from Discontinued Operations, net of tax	—	1.5	—	4.6
Net Income	350.0	79.0	1,317.6	993.1
Less: Net Income (Loss) Attributable to Noncontrolling Interests	5.5	(25.0)	39.7	1.4
Net Income Attributable to Air Products	$344.5	$104.0	$1,277.9	$991.7

Net Income Attributable to Air Products
Income from continuing operations	$344.5	$102.5	$1,277.9	$987.1
Income from discontinued operations	—	1.5	—	4.6
Net Income Attributable to Air Products	$344.5	$104.0	$1,277.9	$991.7

Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.60	$.48	$5.95	$4.64
Income from discontinued operations	—	.01	—	.02
Net Income Attributable to Air Products	$1.60	$.49	$5.95	$4.66

Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.58	$.47	$5.88	$4.59
Income from discontinued operations	—	.01	—	.02
Net Income Attributable to Air Products	$1.58	$.48	$5.88	$4.61

Weighted Average Common Shares — Basic (in millions)	215.5	213.7	214.9	212.7
Weighted Average Common Shares — Diluted (in millions)	217.7	216.2	217.3	215.2
Dividends Declared Per Common Share — Cash	$.81	$.77	$3.20	$3.02

Other Data from Continuing Operations
Depreciation and amortization	$234.6	$254.6	$936.4	$956.9
Capital expenditures on a Non-GAAP basis (see page 10 for reconciliation)	695.1	465.2	2,027.6	1,885.1

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	30 September	30 September
(Millions of dollars)	2015	2014
Assets
Current Assets
Cash and cash items	$206.4	$336.6
Trade receivables, net	1,406.2	1,486.0
Inventories	657.8	706.0
Contracts in progress, less progress billings	110.8	155.4
Prepaid expenses	67.3	87.8
Other receivables and current assets	462.3	523.0
Total Current Assets	2,910.8	3,294.8
Investment in net assets of and advances to equity affiliates	1,265.7	1,257.9
Plant and equipment, at cost	20,354.6	20,223.5
Less: accumulated depreciation	10,717.7	10,691.4
Plant and equipment, net	9,636.9	9,532.1
Goodwill, net	1,131.3	1,237.3
Intangible assets, net	508.3	615.8
Noncurrent capital lease receivables	1,350.2	1,414.9
Other noncurrent assets	634.9	426.3
Total Noncurrent Assets	14,527.3	14,484.3
Total Assets	$17,438.1	$17,779.1

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,662.4	$1,591.0
Accrued income taxes	55.8	78.0
Short-term borrowings	1,494.3	1,228.7
Current portion of long-term debt	435.6	65.3
Total Current Liabilities	3,648.1	2,963.0
Long-term debt	3,949.1	4,824.5
Other noncurrent liabilities	1,556.5	1,187.5
Deferred income taxes	903.3	995.5
Total Noncurrent Liabilities	6,408.9	7,007.5
Total Liabilities	10,057.0	9,970.5

Redeemable Noncontrolling Interest	—	287.2

Air Products Shareholders’ Equity	7,249.0	7,365.8
Noncontrolling Interests	132.1	155.6
Total Equity	7,381.1	7,521.4
Total Liabilities and Equity	$17,438.1	$17,779.1

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2015	2014
Operating Activities
Net Income	$1,317.6	$993.1
Less: Net income attributable to noncontrolling interests	39.7	1.4
Net income attributable to Air Products	1,277.9	991.7
Income from discontinued operations	—	(4.6)
Income from continuing operations attributable to Air Products	1,277.9	987.1
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	936.4	956.9
Deferred income taxes	2.9	125.5
Loss on early retirement of debt	16.6	—
Gain on previously held equity interest	(17.9)	—
Undistributed earnings of unconsolidated affiliates	(102.6)	(76.0)
(Gain) Loss on sale of assets and investments	(30.1)	4.3
Share-based compensation	45.7	44.0
Noncurrent capital lease receivables	(9.5)	20.0
Goodwill and intangible asset impairment charge	—	310.1
Write-down of long-lived assets associated with restructuring	47.4	—
Other adjustments	52.2	61.0
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(29.7)	(2.7)
Inventories	8.3	(23.5)
Contracts in progress, less progress billings	37.4	(5.4)
Other receivables	49.3	(33.0)
Payables and accrued liabilities	157.8	(234.8)
Other working capital	(4.3)	52.9
Cash Provided by Operating Activities	2,437.8	2,186.4
Investing Activities
Additions to plant and equipment	(1,614.8)	(1,684.2)
Acquisitions, less cash acquired	(34.5)	—
Investment in and advances to unconsolidated affiliates	(4.3)	2.0
Proceeds from sale of assets and investments	55.3	45.6
Other investing activities	(1.4)	(1.4)
Cash Used for Investing Activities	(1,599.7)	(1,638.0)
Financing Activities
Long-term debt proceeds	338.8	461.0
Payments on long-term debt	(708.7)	(608.6)
Net increase in commercial paper and short-term borrowings	284.0	148.7
Dividends paid to shareholders	(677.5)	(627.7)
Proceeds from stock option exercises	121.3	141.6
Excess tax benefit from share-based compensation	31.9	28.3
Payment for subsidiary shares from noncontrolling interests	(278.4)	(.5)
Other financing activities	(56.8)	(47.1)
Cash Used for Financing Activities	(945.4)	(504.3)
Discontinued Operations
Cash provided by operating activities	—	.7
Cash provided by investing activities	—	9.8
Cash used for financing activities	—	(157.1)
Cash Used for Discontinued Operations	—	(146.6)
Effect of Exchange Rate Changes on Cash	(22.9)	(11.3)
Decrease in Cash and Cash Items	(130.2)	(113.8)
Cash and Cash Items – Beginning of Year	336.6	450.4
Cash and Cash Items – End of Period	$206.4	$336.6

Supplemental Cash Flow Information
Cash paid for taxes (net of cash refunds)	$392.9	$160.6

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Industrial	Industrial	Industrial	Industrial		Energy-
	Gases–	Gases–	Gases–	Gases–	Materials	from-	Corporate	Segment
(Millions of dollars)	Americas	EMEA	Asia	Global	Technologies	Waste	and other	Total

Three Months Ended 30 September 2015
Sales	$902.3	$460.1	$428.2	$89.4	$490.0	$—	$79.4	$2,449.4
Operating income (loss)	208.7	90.8	104.4	(1.7)	116.4	(2.3)	(1.5)	514.8
Depreciation and amortization	106.1	48.6	51.1	2.5	22.8	—	3.5	234.6
Equity affiliates’ income (loss)	15.0	12.0	9.4	(1.0)	.6	—	—	36.0

Three Months Ended 30 September 2014
Sales	$1,037.7	$520.7	$399.8	$89.6	$560.8	$—	$68.4	$2,677.0
Operating income (loss)	219.6	92.8	72.7	(18.0)	124.3	(2.8)	(16.2)	472.4
Depreciation and amortization	105.4	55.4	60.8	2.1	27.4	—	3.5	254.6
Equity affiliates’ income	16.0	11.6	7.4	4.1	.6	—	—	39.7

Twelve Months Ended 30 September 2015
Sales	$3,693.9	$1,864.9	$1,637.5	$286.8	$2,087.1	$—	$324.7	$9,894.9
Operating income (loss)	808.4	330.7	380.5	(51.6)	476.7	(10.1)	(50.6)	1,884.0
Depreciation and amortization	416.9	194.3	202.9	16.5	92.8	—	13.0	936.4
Equity affiliates’ income (loss)	64.6	42.4	46.1	(.8)	2.2	—	—	154.5

Twelve Months Ended 30 September 2014
Sales	$4,078.5	$2,150.7	$1,527.0	$296.0	$2,064.6	$—	$322.2	$10,439.0
Operating income (loss)	762.6	351.2	310.4	(57.3)	379.0	(12.4)	(77.0)	1,656.5
Depreciation and amortization	414.4	220.2	205.3	7.1	99.1	—	10.8	956.9
Equity affiliates’ income	60.9	44.1	38.0	5.8	2.6	—	—	151.4

Total Assets
30 September 2015	$5,774.9	$3,323.9	$4,154.0	$370.5	$1,741.9	$894.4	$1,178.5	$17,438.1
30 September 2014	6,240.7	3,521.0	4,045.6	389.4	1,835.7	591.9	1,154.8	17,779.1

Below is a reconciliation of segment total operating income to consolidated operating income:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Operating Income	2015	2014	2015	2014
Segment total	$514.8	$472.4	$1,884.0	$1,656.5
Business restructuring and cost reduction actions	(61.7)	(12.7)	(207.7)	(12.7)
Pension settlement loss	(7.0)	(5.5)	(21.2)	(5.5)
Goodwill and intangible asset impairment charge	—	(310.1)	—	(310.1)
Business separation costs	(7.5)	—	(7.5)	—
Gain on previously held equity interest	—	—	17.9	—
Gain on land sales	33.6	—	33.6	—
Consolidated Total	$472.2	$144.1	$1,699.1	$1,328.2

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, unless otherwise indicated)

1. BUSINESS RESTRUCTURING

On 18 September 2014, we announced plans to reorganize the Company, including realignment of our businesses in new reporting segments and other organizational changes, effective as of 1 October 2014. As a result of this reorganization, we have incurred ongoing severance and other charges. For the three and twelve months ended 30 September 2015, we recognized an expense of $61.7 ($54.5 after-tax, or $.25 per share) and $207.7 ($153.2 after-tax, or $.71 per share), respectively. Severance and other benefits totaled $41.6 and $151.9 for the three and twelve months ended 30 September 2015, respectively. During fiscal year 2015, the reorganization has resulted in the elimination of approximately 2,000 positions. The 2015 fourth quarter before-tax expense included $20.1 for asset actions primarily related to a plant shutdown in the Corporate and other segment. Also, in the fourth quarter of 2015, the income tax provision included $7.3 to establish a valuation allowance on deferred tax assets related to the plant shutdown. Additional charges may be recorded in future periods as the Company commits to specific actions.

2. PENSION SETTLEMENT

Certain of our pension plans provide for a lump sum benefit payment option at the time of retirement, or for corporate officers, six months after the participant’s retirement date. We recognize pension settlement losses when cash payments exceed the sum of service and interest cost components of net periodic pension cost of the plan for the fiscal year. For the three and twelve months ended 30 September 2015, we recognized a pension settlement charge of $7.0 ($4.8 after-tax, or $.02 per share) and $21.2 ($13.7 after-tax, or $.06 per share). These settlements accelerated the recognition of a portion of actuarial losses deferred in accumulated other comprehensive loss primarily associated with our U.S. supplemental pension plan.

3. BUSINESS SEPARATION COSTS

On 16 September 2015, the Company announced that it intends to fully separate its Materials Technologies business via a spin-off. During the fourth quarter, we incurred legal and other advisory fees of $7.5 ($.03 per share). The results of operations, financial condition, and cash flows of the Materials Technologies business will continue to be presented within our consolidated financial statements as continuing operations until the Board of Directors approves the final separation, at which point in time the financial presentation of this business will be reflected as a discontinued operation.

4. BUSINESS COMBINATION

On 30 December 2014, we acquired our partner’s equity ownership interest in a liquefied industrial gases production joint venture in North America for $22.6, which increased our ownership from 50% to 100%. The transaction was accounted for as a business combination, and subsequent to the acquisition, the results are consolidated within our Industrial Gases – Americas segment. The assets acquired, primarily plant and equipment, were recorded at their fair market values as of the acquisition date.

The acquisition date fair value of the previously held equity interest was determined using a discounted cash flow analysis. The gain of $17.9 ($11.2 after-tax, or $.05 per share), as a result of revaluing our previously held equity interest to fair value as of the acquisition date, is reflected on the consolidated income statements as “Gain on previously held equity interest.”

5. GAIN ON LAND SALES

During the fourth quarter of 2015, we sold two parcels of land resulting in a gain of $33.6 ($28.3 after-tax, or $.13 per share). The gain is reflected on the consolidated income statements in “Other income (expense), net.”

6. LOSS ON EARLY RETIREMENT OF DEBT

In September 2015, we made a payment of $146.6 to redeem 3,000,000 Unidades de Fomento (“UF”) Series E 6.30% Bonds due 22 January 2030 that had a carrying value of $130.0 and resulted in a net loss of $16.6 ($14.2 after-tax, or $.07 per share).

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7. BUSINESS SEGMENT INFORMATION

Effective 1 October 2014, we began operating under a new structure and reporting our results under the following seven new segments:

•	Industrial Gases – Americas

•	Industrial Gases – EMEA (Europe, Middle East, and Africa)

•	Industrial Gases – Asia

•	Industrial Gases – Global

•	Materials Technologies

•	Energy-from-Waste

•	Corporate and other

Each of the three regional Industrial Gases segments (Americas, EMEA, Asia) includes, with respect to such region, onsite Air Separation Units (ASUs producing primarily oxygen, nitrogen and argon), Hydrogen/HyCO Plants (producing primarily hydrogen, carbon monoxide, syngas and steam), and the regional Merchant Gases businesses (including liquid/bulk, packaged gases and related equipment). The Industrial Gases – Global segment includes atmospheric sale of equipment businesses, such as ASUs and noncryogenic generators, as well as global resources associated with the Industrial Gases business. The Materials Technologies segment includes the Electronics Materials and Performance Materials businesses, but excludes the previous Electronics tonnage gases business which is now part of the three regional Industrial Gases segments. The Energy-from-Waste segment consists of the Tees Valley projects in the United Kingdom. The Corporate and other segment includes two ongoing global businesses (our liquefied natural gas, or LNG, sale of equipment business and our helium storage and distribution vessel sale of equipment business), the polyurethane intermediates business that was exited in early fiscal year 2014, and corporate support functions that benefit all of the business segments. Support functions that support a specific business are allocated directly to the related segment.

Prior year information conforms with the fiscal year 2015 presentation. For additional historical financial information comparable to the 2015 presentation, see our Form 8-K filed on 5 January 2015.